EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Polly Schwerdt	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Record Fourth Quarter and Annual Results for 2005

Cayman Islands/February 22, 2006/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record fourth quarter and fiscal year ended December 31, 2005. Highlights of the quarter and full year include:

Fourth Quarter 2005 Financial highlights:

•	Total revenue of $319.3 million, up 45% from $220.9 million in fourth quarter 2004
•	Consumer segment revenue increased 50% to $260.2 million in fourth quarter 2005
•	Aviation segment revenue increased 25% to $59.1 million in fourth quarter 2005
•	All geographic areas experienced solid growth:
•	North America revenue was $211.4 million compared to $164.0 million, up 29 percent
•	Europe revenue was $92.9 million compared to $47.8 million, up 94 percent
•	Asia revenue was $15.0 million compared to $9.1 million, up 65 percent
•	Earnings per share increased 82% to $0.80 from $0.44 in 2004; excluding foreign exchange, EPS increased 38% to $0.87 from $0.63 in 2004

Business highlights:

•	Strong holiday season, requiring three-shift, full-capacity production at our Taiwan manufacturing facility to meet demand for product
•	1.03 million units sold in the fourth quarter of 2005, up 43% from the same quarter in 2004
•	Seasonal promotion campaigns, multi-media advertising, and cooperative advertising activities stimulated sales and solidified our leadership position in the U.S.
•	Intense multi-media marketing and advertising campaign in Europe resulted in greater brand awareness

FY 2005 Financial highlights:

•	Total revenue of $1.03 billion, up 35% from $762.5 million in fiscal 2004
•	Consumer segment revenue increased 35% to $798.6 million in 2005
•	Aviation segment revenue increased 34% to $229.2 million in 2005
•	All geographic areas experienced solid growth:
•	North America revenue was $661.1 million compared to $531.5 million, up 24 percent
•	Europe revenue was $316.2 million compared to $196.9 million, up 61 percent
•	Asia revenue was $50.5 million compared to $34.1 million, up 48 percent
•	Earnings per share increased 51% to $2.85 from $1.89 in 2004; excluding foreign exchange, EPS increased 32% to $2.74 from $2.07 in 2004

Business highlights:

•	Introduced 55 new products in 2005, expanding our portable automotive product line and refreshing a number of product categories
•	3.03 million units sold in 2005, up 31% from 2004, raising the Company’s total to over fourteen million units shipped to date, an important benchmark of the strength of the Garmin brand
•	Established relationships with multiple car rental companies which will create important trial opportunities among prospective customers
•	Solidified our position as the leader in GPS-enabled fitness devices with the introduction of the Edge bicycle product
•	Partnered with leading motorcycle manufacturers to provide custom solutions while also serving the aftermarket with robust off-the-shelf products
•	Achieved status of a tier 1 OEM supplier to Honda Motorcycles with the introduction of the Honda Satellite Linked Navigation System
•
Certified seven new airframes with the G1000 cockpit in 2005, bringing the total airframes carrying the G1000 cockpit to thirteen while also adding new capabilities such as terrain warning, RADAR, and digital autopilot which further increases our leadership position in the integrated cockpit market for general aviation

•	Expanded advertising campaign in the U.S. strengthened our leadership position in the face of growing competition
•	Aggressive marketing and advertising throughout Europe resulted in greater awareness

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“2005 was another remarkable year for Garmin. We are delighted to have introduced a record number (55) of innovative new products. These products, which include many automotive, recreational, fitness, and marine products, have been well received by the market. We also look forward to our customers’ reactions to the many recently announced products scheduled for retail delivery in early 2006.

We experienced triple digit growth in our automotive product line, which demonstrates that our products are well-positioned to take advantage of the growing demand for portable navigation devices both in the U.S. and in Europe. In addition, 2005 aviation sales were also strong due to increased OEM shipments of G1000 integrated cockpit systems and continued interest in other panel-mount and portable products.

We look forward to continued success from the popular StreetPilot c-series and i-series automotive products during 2006. Through continuous innovation, we will provide compelling, competitive and creative products like the highly acclaimed nuvi, which combines navigation with features like a language translator, travel guide, MP3 player, and more. We have the focus and commitment to continue our leadership position in the rapidly expanding automotive market through 2006 and beyond.

To satisfy these growth goals, we have significantly expanded our worldwide marketing and sales efforts. We have also increased our manufacturing capacity to meet future demand and compete effectively in the global marketplace.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are very pleased with our financial results for the fourth quarter and fiscal year 2005,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during 2005 grew 35% and 32% respectively, exceeding our expectations. Garmin has recently completed five years as a public company and has consistently generated top line and bottom line growth with a 5-year compounded annual growth rate of revenue and earnings per share of 24% and 23%, respectively.

We also generated $219.9 million of free cash flow in 2005, resulting in cash and marketable securities balance of $711.1 million at the end of the fiscal year. Our return on invested capital (ROIC) exceeded 65% during fiscal 2005.”

Fiscal 2006 Outlook

Garmin has made a policy change with regard to segment reporting and providing future earnings guidance. In SEC filings beginning with the first quarter of fiscal 2006, the company will provide segment data for four business segments - aviation, marine, outdoor/fitness, and automotive/mobile segments.

We believe that additional segmentation of the company’s results is in line with our recent focused approach to each of the markets that we now serve. Increasingly, we are optimizing our engineering, marketing, and production teams to take advantage of these rapidly expanding opportunities for growth. We also believe that the investment community wishes to have increased visibility into our business with more information about each of these four segments.

We remain optimistic about the future success of our business and our ability to serve customers and distributors around the world. General perspective on the business expectations for 2006, including our new segments are:

•
We anticipate overall revenue to exceed $1.3 billion in 2006, and earnings per share to exceed $3.19. We assume our 2006 effective tax rate will be approximately 16% and have included an earnings per share impact of $0.07 in our estimate due to the effects of implementing FAS123(R).

•	We anticipate aviation revenues to grow at least 20 percent in 2006. Growth is expected to occur within both G1000 OEM and aviation aftermarket shipments.
•
We anticipate marine revenues to grow at least 10 percent in 2006. Growth will come from exciting dual-beam and digital fishfinder products and next generation offshore and inland marine cartography that will be introduced across our new marine chartplotter lines.

•
We anticipate outdoor/fitness segment revenues to grow at least 15 percent in 2006 led by Fitness products like the new Forerunner with watch-like styling, and the Edge designed specifically for the cycling enthusiasts. In addition, new outdoor products with high sensitivity GPS receivers and pre-programmed mapping data cards will drive additional growth in this segment during 2006.

•	We anticipate automotive/mobile revenues to grow above 60 percent in 2006, with declining operating margins due to product mix and a continued transition toward mass market levels.
•	We look forward to introducing between 50 and 60 new products in 2006; ten new products introduced so far in 2006, many during January’s very successful Consumer Electronics Show in Las Vegas.
•	Expansion of Taiwan manufacturing to meet growing demand for our products with the purchase of a new manufacturing facility in January 2006, significantly expanding our future manufacturing capacity.
•
Increased focus on the development of European opportunities; growth will be supported with a planned expansion of our European headquarters and distribution center and continued emphasis on advertising to enhance awareness of the Garmin brand.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency
Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2005	2004	2005	2004

Net Income (GAAP)	$87,135	$47,602	$311,219	$205,700
Foreign currency (gain) / loss, net of tax effects	$7,761	$20,914	($12,746)	$20,004
Net income, excluding FX	$94,896	$68,516	$298,473	$225,704

Net income per share (GAAP):
Basic	$0.81	$0.44	$2.88	$1.90
Diluted	$0.80	$0.44	$2.85	$1.89

Net income per share, excluding FX:
Basic	$0.88	$0.63	$2.76	$2.09
Diluted	$0.87	$0.63	$2.74	$2.07

Weighted average common shares outstanding:
Basic	107,947	108,162	108,147	108,161
Diluted	109,152	109,233	109,118	109,030

Free cash flow
Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,
	2005	2004

Net cash provided by operating activities	$247,005	$208,936
Less: purchases of property and equipment	($27,130)	($78,145)
Free Cash Flow	$219,875	$130,791

Return on invested capital (ROIC)
Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital. ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries
Return on Invested Capital (ROIC)
( in thousands)

	53-Weeks Ended	52-Weeks Ended
	December 31,	December 25,
	2005	2004
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$338,170	$270,668
Less: Taxes on Operating Income	($61,381)	($49,511)
Net Operating Profit after Taxes (NOPAT)	$276,789	$221,157

Invested Capital (IC):
Total Assets	$1,364,341	$1,117,391
Less: Cash & Marketable Securities	($711,075)	($572,124)
Less: Deferred Income Taxes	($31,721)	($38,527)
Less: Non-Interest Bearing Current Liabilities	($195,485)	($176,267)
Operating Invested Capital (IC)	$426,060	$330,473

Return on Invested Capital	65%	67%

2006 Annual Meeting

Garmin Ltd. also announced that its annual shareholders meeting will be held at 10:00 a.m., Central Time, on June 9, 2006 at the headquarters of Garmin International, Inc., 1200 E. 151st Street, Olathe, Kansas, 66062. The record date for shareholders entitled to vote at the annual meeting is April 17, 2006.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 22, 2006 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact:	investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 3976944. An archive of the live webcast will be available until March 24, 2006 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2006, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2006 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2004 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2004 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	December 31	December 25	December 31	December 25
	2005	2004	2005	2004

Net sales	$319,296	$220,948	$1,027,773	$762,549

Cost of goods sold	156,857	100,151	492,703	351,310

Gross profit	162,439	120,797	535,070	411,239

Selling, general and administrative expense	44,230	23,089	122,021	78,991

Research and development expense	20,017	17,956	74,879	61,580
Operating expense	64,247	41,045	196,900	140,571

Operating income	98,192	79,752	338,170	270,668

Other income(expense) (A)	(2,581)	(22,164)	34,430	(15,457)

Income before income taxes	95,611	57,588	372,600	255,211

Income tax provision	8,476	9,986	61,381	49,511

Net income	$87,135	$47,602	$311,219	$205,700

Net income per share:
Basic	$0.81	$0.44	$2.88	$1.90
Diluted	$0.80	$0.44	$2.85	$1.89

Weighted average common shares outstanding:
Basic	107,947	108,162	108,147	108,161
Diluted	109,152	109,233	109,118	109,030

(A)  Includes $8.5 million of foreign currency losses in Q4 2005 and $25.3 million of foreign currency losses in Q4 2004;
includes $15.3 million of foreign currency gains FY 2005 and $24.8 million of foreign currency losses FY 2004.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31	December 25
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$334,352	$249,909
Marketable securities	32,050	64,367
Accounts receivable, net	170,997	110,119
Inventories	199,841	154,980
Deferred income taxes	31,721	38,527
Prepaid expenses and other current assets	34,312	19,069

Total current assets	803,273	636,971

Property and equipment, net	179,173	171,630

Restricted cash	1,356	1,457
Marketable securities	344,673	257,848
Other assets, net	35,866	49,485

Total assets	$1,364,341	$1,117,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$76,516	$53,673
Other accrued expenses	55,815	51,661
Income taxes payable	63,154	70,933

Total current liabilities	195,485	176,267

Deferred income taxes	11,592	5,267

Stockholders' equity:
Common stock	1,081	1,084
Additional paid-in capital	96,242	108,949
Retained earnings	1,072,454	815,209
Accumulated other comprehensive gain	(12,513)	10,615

Total stockholders' equity	1,157,264	935,857
Total liabilities and stockholders' equity	$1,364,341	$1,117,391

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	53-Weeks Ended	52-Weeks Ended
	December 31	December 25
	2005	2004
Operating activities:
Net income	$311,219	$205,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,693	13,069
Amortization	24,903	21,530
Loss on sale of property and equipment	37	191
Provision for doubtful accounts	445	187
Deferred income taxes	13,942	(7,951)
Foreign currency translation (gains)/losses	(19,066)	19,736
Purchase of licenses	(4,192)	(32,796)
Provision for obsolete and slow-moving inventories	14,755	7,158
Stock compensation expense	925	0
Changes in operating assets and liabilities:
Accounts receivable	(61,607)	(27,086)
Inventories	(61,262)	(61,534)
Other current assets	(16,021)	(3,190)
Accounts payable	24,127	10,638
Other current liabilities	4,283	26,424
Income taxes payable	(4,176)	36,860
Net cash provided by operating activities	247,005	208,936

Investing activities:
Purchases of property and equipment	(27,130)	(78,145)
Proceeds from sale of property and equipment	0	25
Purchase of marketable securities, net	(59,106)	(104,559)
Change in restricted cash	98	153
Purchase of MotionBased Technologies	(1,483)	0
Other	(3,560)	(1,791)
Net cash used in investing activities	(91,181)	(184,317)

Financing activities:
Dividends	(53,974)	(54,095)
Proceeds from issuance of common stock through stock purchase plan	2,824	2,691
Proceeds from issuance of common stock from exercise of stock options	6,866	3,440
Purchase of common stock	(26,653)	(3,182)
Net cash used in financing activities	(70,937)	(51,146)

Effect of exchange rate changes on cash and cash equivalents	(444)	2,107

Net increase in cash and cash equivalents	84,443	(24,420)
Cash and cash equivalents at beginning of period	249,909	274,329
Cash and cash equivalents at end of period	$334,352	$249,909